Pricing Supplement No. 115L Dated January 29, 2001
(To Prospectus dated February 11, 2000 and
Prospectus Supplement dated February 11, 2000)

Rule 424(b)(5)
File No's. 333-94393

J.P. MORGAN CHASE & CO.
(formerly known as The Chase Manhattan Corporation)

[ X] Senior Medium-Term Notes, Series C
     Due From Nine Months to Thirty Years from Date of Issue

[ ]  Subordinated Medium Term Notes, Series A
     Due From Nine Months to Thirty Years from Date of Issue

     Principal Amount:       $1,000,000,000
     Issue Price:                      100%
     Commission or Discount:     $1,000,000
     Proceeds to Company:     $ 999,000,000

                                          Principal Amount
Agent                                     To be Purchased
CHASE SECURITIES INC.                         $980,000,000
THE WILLIAMS CAPITAL GROUP, L.P.              $ 10,000,000
BARCLAYS CAPITAL, INC.                        $ 10,000,000

Agents' Capacity:   [ ]   As agent        [X]  As principal
if as principal
[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.
[x ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price ( as a percentage of Principal Amount).

Original Issue Date:    FEBRUARY 1, 2001
Stated Maturity:        JANUARY 30, 2003

Form:  [X]   Book-entry          [ ]  Certificated
Currency:  U.S. Dollars

[  ]   Fixed Rate Note:
       Interest Rate:

[X]   Floating Rate Note:        CD [  ]  Commercial Paper Rate [  ]
                                 Federal Fund Effective Rate [  ]
                                 LIBOR Telerate [X]   LIBOR  Reuters [  ]
                                 Treasury Rate [  ]  Prime Rate [  ]
                                 CMT [   ]

     Initial Interest Rate:

     Interest Determination Dates:  Two London business days
                                    prior to interest reset dates.

     Interest Payment Dates:  The 30th day of January, April, July and
                              October, commencing April 30, 2001.

     Interest Reset Dates:    The 30th day of January, April, July and
                              October.

     Index Maturity:          3 mo. LIBOR
     Spread (+/-):            +12.5 BP
     Spread Multiplier:
     Maximum Interest Rate:              Minimum Interest Rate:
     Optional Redemption:   Yes [ ]   No [X]


Other:   On December 31, 2000, J.P. Morgan & Co. Incorporated
         ("J.P. Morgan") merged with and into The Chase Manhattan
         Corporation ("Chase"). Upon completion of the merger, Chase changed its name to J.P. Morgan Chase & Co.

         The merger was accounted for as a pooling of interests. As a result, financial information following completion of the merger and incorporated by reference in the prospectus and prospectus supplement to which this pricing supplement is attached presents the combined results of Chase and J.P. Morgan as if the merger had been in effect for all periods presented.